FINANCIAL   AGREEMENT

This Financial Agreement (the “Agreement”) is made by and between FangXing Holding Incorporation (the “INC”) and Andrew Chien, collectively the “Parties”, on the fifteenth day of September 2010.

Whereas the “INC” is a Nevada registered stock incorporation, a blank check company with the purpose as a vehicle for business combination, and Andrew Chien who is the owner of “INC”.

Now, therefore, in consideration of the mutual agreements promises set forth herein, the parties agree as follows:

Andrew Chien agrees to personally pay for expenses incurred by the “INC” for business combination. The financing is no amount and time limitation until the amendment or another agreement being reached between parties.

Agreed to and accepted as of the fifteenth day of September 2010 by:

FangXing Holding Incorporation             Individual

  /s/ Andrew Chien                          /s/ Andrew Chien

  Andrew Chien, Chairman                     Andrew Chien